Exhibit 99.99

Deer Consumer Products, Inc. Announces Record Third Quarter 2011 Financial Results, Declares 4th Quarter Dividend of $0.05 per Share, Affirms 2011 Financial Guidance

NEW YORK, Nov. 9, 2011 /PRNewswire/ --

•	Q3/2011 revenue of $73.0 million, an increase of 32% from Q3/2010

•	Q3/2011 net income of $13.2 million, an increase of 43% from Q3/2010

•	Fully diluted earnings per share of $0.39, an EPS increase of 39% from Q3/2010

•	Anticipates favorable Chinese domestic consumer market environment for continued growth in 2012

•	Board of Directors declares $0.05 per share quarterly dividend for the 4th quarter

•	Affirms and potentially exceeds the current 2011 financial guidance

Deer Consumer Products, Inc.(Nasdaq: DEER - News) (website: http://www.deerinc.com/), a leading provider of "DEER" branded household consumer products to Chinese consumers and a leading vertically integrated manufacturer of small household and kitchen appliances for global customers, announces today record financial results for the third quarter ended September 30, 2011.

Q3/2011 REVENUE

Third quarter revenue was $73.0 million, an increase of $17.7 million, or 32%, from $55.3 million for the same period of 2010. Approximately 77% of the sales in the third quarter were generated from China's domestic markets while approximately 23% were from export markets. The increase in revenues was a result of our expansion of sales in the China domestic market of Deer branded product lines. We were also able to raise the average selling prices of our products during the quarter and maintained healthy profit margins across our product lines.

Q3/2011 GROSS PROFIT MARGIN

Third quarter gross profit margin was approximately 30%, which reflects blended profit margins between our higher margin China domestic sales and generally lower margin export sales as well as an increase in the average selling prices of our products. In addition, we are continuing to improve the efficiency of our manufacturing operations by producing key components of our products in house, allowing us to benefit further from economies of scale and achieve improved manufacturing margins.

Q3/2011 OPERATING EXPENSES

Third quarter SG&A expenses were $6.3 million, an increase of $2.1 million, or 48.6%, from $4.2 million for the same period of 2010, as expected, due to the hiring of additional direct sales staff and in-store product promoters to further our revenue growth in China. As expected, our advertising costs remained minimal during the third quarter of 2011 because we use factory representatives and in-store promoters to promote our products directly to consumers at retail locations, a standard marketing practice in the small household appliances industry in China. The in-store promotion approach is highly effective in marketing products directly to consumers in the unique Chinese retail environment as compared to traditional mass media advertising channels, which can cause significant advertising expenses without enhancing sales. According to a survey in the 2010 China Small Electronics Market Research Report, approximately 60% of Chinese consumers surveyed purchased small household appliances after being introduced to the product by in-store promoters. Like other established domestic brands in China, our in-store promoters market our products exclusively and directly to in-store customer traffic.

Q3/2011 NET INCOME

Third quarter net income was $13.2 million, an increase of 43% from the same period of 2010. Fully diluted earnings per share were $0.39, an EPS increase of 39% from the same period of 2010.

$5.12 PER SHARE IN NET ASSETS, STRONG BALANCE SHEET, NO LONG-TERM DEBTS

Deer's shareholders' equity increased to approximately $172 million, or $5.12 per share in net assets. Deer had more than $26 million in cash and cash equivalents at the end of the third quarter without any long-term debts. Deer has sufficient cash on hand to meet its liquidity requirements and has no plan to dilute our shareholders.

MANAGEMENT COMMENTS ON Q3/2011 FINANCIAL RESULTS

Bill He, Chairman & CEO of Deer, commented: "Deer is pleased to report record third quarter financial results. In 2010, Deer entered China's domestic markets with a strong push by putting our 'DEER' branded products on the shelves of retail locations across China. In 2011, Deer is continuing to expand its store presence across China while adding in-store promotional staff to further enhance sales. Deer currently has access to approximately 3,200 retail locations across China and has developed a well-recognized brand by working with various retail channels.

We believe China remains the world's largest and fastest growing consumer retail market and has strong domestic demand for small household appliances. There are approximately 35,000 retail locations across China that Deer could potentially penetrate. Deer has significant growth potential in China.”

CHINA DOMESTIC MARKET EXPANSION STRATEGIES

"Due to the unique retail environment in China, where more than 60% of consumers purchase small household products as a result of direct marketing push by in-store promotional staff, we target having about 1,000 in-store promotional staff by the end of 2011, and significantly more in 2012, that will exclusively market 'DEER' branded products directly to end consumers.  Deer is considered a strategic platform for entering the local Chinese market, and has built up a strong ‘DEER’ brand through its expansion in the Chinese market.

Chinese consumers have experienced relatively strong positive real income growth in recent years. We believe the rising standards of living will result in increased demand for quality consumer goods, such as small appliances. We fully take advantage of this market opportunity by targeting our high quality products to these growing middle income Chinese consumers and providing exceptional customer service.

We expect higher gross margins over time due to an anticipated greater percentage of our overall blended revenue being derived from the higher margin China domestic markets. We believe that we will be able to manage SG&A growth along with our significant revenue growth to maintain and enhance net profit margins."

GROWTH STRATEGIES

"In the short-term, we will continue building the solid reputation of our 'DEER' branded products to be the number one food preparation appliances brand by 2013. We also plan to focus sales of our high margin products, including our dehumidifier, vacuum cleaner, water filters and air purifier, to first and second tier Chinese cities that are experiencing strong economic growth.

Over the course of the coming quarters, we plan to position ourselves as a high-end innovative brand in China and expand our 'DEER' brand to include complete integrated household appliance systems for the kitchen and bathroom.

We have also made significant progress on our Wuhu manufacturing plant facility, by breaking ground to complete our new manufacturing plant. We are pleased with our construction progress.”

4TH QUARTER DIVIDEND ANNOUNCED BY THE BOARD OF DIRECTORS

Deer's Board of Directors approved a $0.05 per share quarterly cash dividend for the fourth quarter from future earnings. The dividend will be paid on January 13, 2012, to shareholders of record at the close of business on December 30, 2011. Declaration and payment of future quarterly dividends will be made at the discretion of the Board of Directors.

AFFIRMS 2011 FINANCIAL GUIDANCE

In 2011, Deer anticipates revenues from the high margin China domestic sales to surpass export sales. Deer provides 2011 revenue guidance of between $200 and $220 million, net income guidance of between $35 million and $37 million, and targets EPS (Earnings per Share) between $1.08 and $1.12.

3-YEAR INSIDER SHARE LOCKUP, TOTAL MANAGEMENT COMMITMENT

As disclosed previously, Deer's entire management team has voluntarily entered into 3-year share lockup agreements, which prohibit them from selling any shares to the general public through at least 2013. The lockup agreements represent approximately 47% of Deer's entire outstanding shares. Deer management's vested interests are aligned with those of Deer's public shareholders. Deer has been led by its original founders since the inception of its operating business 17 years ago.

INVESTOR CONFERENCE CALL

Title: Deer Consumer Products, Inc. 2011 Third Quarter Earnings Call

Date and time: November 9, 2011, 8:30 AM, US Eastern Daylight Time

Telephone: +1 857 244 7322

Passcode: 459 605 49

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. is a NASDAQ Global Select Market listed U.S. company with its primary operations in China. Deer has a 17-year operating business as well as a strong balance sheet. Operated by Deer's founders and supported by more than 100 patents, trademarks, copyrights and approximately 2,000 staff, Deer is a leading provider of "DEER" branded consumer products to Chinese consumers and a leading vertically integrated manufacturer of small home and kitchen appliances for global customers. DEER's product lines include series of small household and kitchen appliances as well as personal care products designed to make modern lifestyles easier and healthier.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Corporate Contact:
Helen Wang, President
Deer Consumer Products, Inc.
Tel: 011-86-755-86028300
Email: investors@deerinc.com

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30, 2011	DECEMBER 31, 2010
ASSETS	(UNAUDITED)

CURRENT ASSETS
Cash & equivalents	$26,772,793	$33,956,591
Restricted cash	482,683	1,347,385
Accounts receivable	55,733,650	52,686,494
Advances to suppliers	1,886,933	3,018,531
Other receivables	637,098	125,580
VAT receivable	3,884,940	2,839,718
Prepaid expenses	12,500	159,583
Deposits	828,652	445,740
Inventories	40,852,119	23,015,850

Total current assets	131,091,367	117,595,472

NON-CURRENT ASSETS
Property and equipment, net	21,981,463	20,453,404
Advance for construction and equipment	919,306	-
Prepayment for land use rights	-	3,367,207
Intangible assets, net	36,602,688	38,308,468
Construction in progress	12,735,572	8,913,181
Other assets	-	4,570

Total noncurrent assets	72,239,029	71,046,830

TOTAL ASSETS	$203,330,396	$188,642,302

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$11,550,095	$26,247,453
Advance from customers	3,646,510	1,759,792
Income tax payable	6,508,184	5,536,646
Other payables and accrued expenses	2,567,299	3,001,716
Dividend payable	1,679,628	-
Notes payable	5,420,745	8,361,698

Total current liabilities	31,372,460	44,907,305

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common Stock, $0.001 par value; 75,000,000 shares authorized; 33,592,562 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	33,593	33,593
Paid-in capital	91,161,931	91,084,958
Statutory reserve	7,674,827	6,127,639
Development fund	3,837,413	3,063,819
Accumulated other comprehensive income	13,111,668	6,315,475
Retained earnings	56,138,503	37,109,513

Total stockholders' equity	171,957,935	143,734,997

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$203,330,396	$188,642,302

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2011	2010	2011	2010

Revenue	$152,800,171	$113,616,453	$72,996,341	$55,263,309
Cost of revenue	107,439,971	81,011,120	50,741,986	39,417,477

Gross profit	45,360,201	32,605,333	22,254,355	15,845,832

Operating expenses
Selling	10,723,068	6,004,777	5,193,216	2,756,357
General and administrative	3,378,922	3,245,637	1,104,235	1,480,948

Total operating expenses	14,101,990	9,250,414	6,297,451	4,237,305

Income from operations	31,258,211	23,354,919	15,956,904	11,608,527

Non-operating income (expenses)
Interest income	170,844	519,814	62,144	188,754
Interest expense	-	(85,438)	-	(35,977)
Exchange loss	(464,225)	(884,431)	(197,370)	(758,621)
Subsidy income	1,046,663	-	39,471	-
Other	(80,089)	17,450	1,678	9,227

Total non-operating income (expenses), net	673,194	(432,605)	(94,076)	(596,617)

Income before income tax	31,931,404	22,922,314	15,862,827	11,011,910
Income tax expense	5,542,748	3,599,127	2,614,649	1,746,286

Net income	26,388,657	19,323,187	13,248,179	9,265,624

Other comprehensive item
Foreign currency translation gain	6,796,193	2,525,446	3,314,324	2,127,010

Comprehensive Income	$33,184,850	$21,848,633	$16,562,504	$11,392,634

Basic weighted average shares outstanding	33,592,562	33,082,481	33,592,562	33,585,553

Diluted weighted average shares outstanding	33,592,562	33,654,774	33,592,562	33,591,108

Basic earnings per share	$0.79	$0.58	$0.39	$0.28

Diluted earnings per share	$0.79	$0.57	$0.39	$0.28

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(UNAUDITED)

	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,388,657	$19,323,187
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,364,524	1,186,426
Stock-based compensation	76,971	250,042
(Increase) decrease in current assets:
Accounts receivable	(599,417)	(24,271,068)
Advances to suppliers	(567,086)	(5,119,133)
Other receivables, prepayments, and deposits	(704,169)	46,505
Other assets	4,659	(567,302)
Inventories	(16,496,200)	(3,321,876)
Increase (decrease) in current liabilities:
Accounts payable	(15,456,607)	11,693,505
Advance from customers	1,838,617	331,838
Taxes payable	(78,867)	1,164,803
Notes payable	(3,221,044)	-
Other payables and accrued expenses	(677,157)	627,255

Net cash (used in) provided by operating activities	(7,127,119)	1,344,182

CASH FLOWS FROM INVESTING ACTIVITIES:
Changes in restricted cash	901,258	(1,072,919)
Acquisition of property & equipment	(2,304,935)	(1,539,295)
Advance for construction and equipment	899,130	-
Acquisition of intangible asset	(4,482,149)	(22,305,052)
Refund of deposit on land use right	10,450,389	-
Construction in progress	(3,371,137)	(2,195,791)

Net cash provided by (used in) investing activities	2,092,557	(27,113,057)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid	(3,359,256)	-
Proceeds from exercise of warrants	-	6,960,278
Purchase of treasury shares	-	(6,945,950)
Offering costs paid	-	(320,000)

Net cash used in financing activities	(3,359,256)	(305,672)

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	1,210,020	1,118,640

NET DECREASE IN CASH & EQUIVALENTS	(7,183,798)	(24,955,907)

CASH & EQUIVALENTS, BEGINNING OF PERIOD	33,956,591	79,333,729

CASH & EQUIVALENTS, END OF PERIOD	$26,772,793	$54,377,822

Supplemental Cash flow data:
Income tax paid	$4,674,141	$2,170,198
Interest paid	$-	$-